Exhibit 10.8

The Strategic Cooperation Agreement of

China Construction Bank co. ltd . Shaanxi Province Branch

and China Housing & Land Development, Inc.

China Housing & Land Development, Inc. (“China Housing” or “the Company”)

Address: Han Yuan Building, No.6 Youyi East Road, Xi'an, Shaanxi Province, PR China

Legal representative (supervisor): Lu, Pingji

Fax: 029- 82582640

Tel: 029- 82582651

Postal code: 710054

China Construction Bank co. ltd . Shaanxi Province Branch (the “Bank”)

Address: No.38 South Guangji Street, Xi'an, Shaanxi Province, PR China

Legal representative (supervisor):  Cui, Binzhou

Fax: 029-87606694

Tel: 029-87606333

Postal code: 710002

In order to build up good relationship, promote the development of both Bank and Enterprise, and pursuit the long-term strategic cooperation between two parties, China Housing and the Bank reached the following agreements after full consultation and promise to strictly obey various items in the agreement and fulfill their own obligations under the principle of equality and mutual benefit, mutual support, honesty and credibility.

Chapter One   Business and Special Commitments entrusted by China Housing to the Bank

Article 1 The commitment of Opening an Account. China Housing agrees to entrust the Bank as lead bank, and entrust the Bank to handle bank transactions on condition that the Bank opens a basic deposit account. China Housing supports that the wholly owned subsidiaries and holding subsidiaries in Shaanxi entrust the Bank as lead bank.

Article 2 Volume of deposit. China Housing promises to maintain certain volume of deposits on the Bank’s account, and if the credit aid of the Bank is obtained, the proportion that China Housing’s deposits in the Bank’s account over the Company’s total bank deposit should not be less than the proportion of the Bank’s loan in the total bank loan of China Housing.

Article 3 Settlement. China Housing agrees to entrust The Bank to operate 80% of RMB settlement and 80% of foreign exchange settlement.

Article 4 Financial and credit commitments. As to financial and credit, China Housing promises to fulfill the obligations according to borrowing contract, and repay the loan principal and interest of the Bank on time, and avoid overdue loans. China Housing promises to maintain a sound financial structure. Liquidity ratio is controlled above 90%, and asset-liability ratio is controlled below 65%. China Housing provides audited financial statements to the Bank every quarter, and is responsible for the credibility of financial data.

Article 5 Individual mortgage loans and consumption loans commitment. As to individual mortgage loans and consumption loans, China Housing promises to comply with the Bank on the advertising and marketing of individual mortgage loans and consumption loans, and the individual mortgage loans and consumption loans of the real estate projects developed by China Housing will be handled in preference by the Bank.

Article 6 The priority of the Bank to make other transactions commitment. China Housing promises that the Bank has the priority to make the following transactions: international settlement, foreign exchange settlement and sales operations, payroll agency service, credit card service, enterprise restructuring, asset reorganization and financial consultation.

Chapter 2 Financial Service and Special Commitments Provided by the Bank to China Housing

Article 7 The commitment of providing preferential financial service. The Bank is willing to regard China Housing as important primary customer, and give priority in service to provide various financial services on condition of permitted by the laws, regulations and financial policies. The Bank provides RMB 1.0 billion (RMB one billion) comprehensive credit line to China Housing. The specific loan is conducted in accordance with relative regulations of the China Construction Bank. The Bank will give full play to its network advantages of the China Construction Bank to provide convenient capital settlement service to China Housing.

Article 8 Credit commitment. In term of financial credit, in accordance with relevant laws, regulations, and financial policies, as well as credit terms and procedures of the Bank, the Bank commits to support the Company’s operation and development actively, provide strong credit aid, exercise prime rate within the scope of practice specified in the China Construction Bank, including real estate development loans, note discount and various foreign exchange loans. The procedures of credit and loans are conducted according to laws, regulations and relative provisions of the China Construction Bank. The Bank, taking advantage of its foreign financing superiority, is willing to transact foreign exchange and financial operations, such as project financing and etc.

Article 9 The commitment of individual mortgage loan and consumption loans. In term of individual mortgage loan and consumption loans, the Bank commits that in order to meet the requirements of individual mortgage loan and consumption loans that needed by real estate projects developed by China Housing, the Bank agrees to give priority in service to provide individual mortgage loan and consumption loans to China Housing. The specific credit terms and procedures are conducted according to relevant laws, regulations and relative provisions of the China Construction Bank. The Bank will provide onsite contract signing service according to the requirements of China Housing.

Article 10 The commitment of providing other business service. The Bank takes advantage of its talent and information superiority to provide relative economic and financial information to China Housing, to provide professional advisory services in term of development strategy, investment business and business policy, to provide financial consultation service. In return for this, China Housing will use the Bank’s service for settlement of international business, foreign exchange settlement and sales operations, payroll agency service, credit card service, enterprise restructuring, asset reorganization and financial consultation.

Chapter 3 Other Contract Articles

Article 11 Coordination meeting system. In order to effectively implement the agreement, China Housing and the Bank establishes coordination meeting system, and major representatives from both parties will hold coordination meeting once a year to keep contact, exchange information and resolve the issues during the execution of the contract.

Article 12 Appointment of lead branch. The Bank is entitled to appoint a subsidiary bank as lead branch to perform the contract.

Article 13 Solution to disputes. After the contract comes into effect, both parties shall notify the concerned affiliates and supervise them in their performing of the contract. During the performance of the contract, if the disputes are occurred or the relative articles are needed to be amended or supplemented, parties involved should adhere to the principle of equality and mutual benefit, mutual understanding and mutual accommodation to reach the settlement through friendly consultations.

Article 14 Becoming effective. The contract shall become effective after signing by legal representatives (supervisor) or authorized representatives of the Parties and stamping of the cachets of the Parties, the contract shall be valid for 5 years, and the extension of the contract may be negotiated later by the two parties of this contract.

Article 15 The contract is in quadruplicate

China Housing (cachet): /s/ Company Seal

Legal representatives (supervisor) or authorized representative (signature):

The Bank (cachet): /s/ Bank Seal

Legal representatives (supervisor) or authorized representative (signature):

06/18/2008